                                                                       NEWS RELEASE

ParkerVision Names Frank N. Newman and Paul A. Rosenbaum to its Board of Directors

Jacksonville, Florida, December 8, 2016 -- ParkerVision, Inc. (NASDAQ: PRKR), a developer, manufacturer and marketer of semiconductor technology solutions for wireless applications, announced today that it has named Frank Newman and Paul Rosenbaum to its Board of Directors, expanding the Board to nine members, seven of whom are independent.

Mr. Newman has served as Deputy Secretary of the U.S. Treasury; Chairman and CEO of Shenzhen Development Bank, a national bank in China; Chairman and CEO of Bankers Trust, an international bank based in New York; and CFO of Bank of America and of Wells Fargo Bank.  He currently serves as Chairman of Promontory Financial Group China Ltd.  Mr. Newman has previously served as a director for major public companies in the U.S., U.K., and China, and as a member of the Board of Trustees of Carnegie Hall.  He earned his BA, magna cum laude in economics, at Harvard University.  Mr. Newman has published several articles on economic matters in the U.S., China and Hong Kong and has authored two books:  Freedom from National Debt and Six Myths that Hold Back America and What America Can Learn from the Growth of China’s Economy.

Mr. Rosenbaum is the CEO of SWR Corporation, a private company that sells and markets specialty industrial chemicals, which he founded in 1994.  He served as CEO and Chairman of Rentrak Corporation, a Nasdaq publicly traded company, from 2000 to 2009 and served as the non-executive Chairman of Rentrack for two additional years. Prior to 2000, Mr. Rosenbaum practiced law and served as a Michigan state legislator where he chaired The House Judiciary Committee, was legal counsel to The Speaker of the House and wrote and sponsored The Michigan Administrative Procedures Act.  Mr. Rosenbaum earned a BS Degree from Springfield College and a JD degree from George Washington University.  Mr. Rosenbaum currently serves as President of The Providence St. Vincent Medical Foundation Council of Trustees.  He also served for eight years on the nine-member Board of Commissioners for the Port of Portland, serving as Vice Chair for the last four of those years.

“We are excited to add Frank and Paul, two prominent business leaders, to our Board,” stated Jeffrey Parker, CEO of ParkerVision.  “Frank brings a tremendous understanding of banking, finance and regulatory compliance in both the U.S. and Asia, and Paul brings a robust background in corporate leadership and legal matters.  The depth and experience of our Board is enhanced by both Frank and Paul’s unique backgrounds and extensive knowledge.  We look forward to their contributions as we continue to build our international licensing program and develop and introduce new products.”

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies, which enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption.  For more information please visit www.parkervision.com.  (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information.  Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2015 and the Forms 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.  These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Matt Steinberg
Chief Financial Officer	or	The Piacente Group
ParkerVision, Inc.		212-481-2050
904-732-6100		parkervision@tpg-ir.com
cpoehlman@parkervision.com

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